                                  EXHIBIT 12.2
                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                           Six Months
                              Ended
                          June 30, 2003            Years Ended December 31,
                          -------------   ------------------------------------------
                           (Unaudited)     2002     2001     2000     1999     1998
                          -------------   ------   ------   ------   ------   ------
Earnings:
Pretax income from
   continuing operations      $2,093      $3,727   $1,596   $3,908   $3,438   $2,925
Interest expense                 824       1,846    2,888    2,952    2,178    2,224
Other adjustments                 84         174      175      163      151      124
                              ------      ------   ------   ------   ------   ------
Total earnings (a)            $3,001      $5,747   $4,659   $7,023   $5,767   $5,273
                              ======      ======   ======   ======   ======   ======

Fixed charges:
   Interest expense           $  824      $1,846   $2,888   $2,952   $2,178   $2,224
   Other adjustments              72         151      170      165      152      129
                              ------      ------   ------   ------   ------   ------
Total fixed charges (b)       $  896      $1,997   $3,058   $3,117   $2,330   $2,353
                              ======      ======   ======   ======   ======   ======

Ratio of earnings to
   fixed charges (a/b)          3.35        2.88     1.52     2.25     2.48     2.24

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company ("American Express") and Travel Related Services' cardmember lending activities, which is netted against interest and dividends and cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.